EXHIBIT 99.2

IDEX CORP.

Moderator: Mike Yates

July 24, 2012

10:30 a.m. ET

Operator	Good morning. My name is Sarah and I will be your conference operator today.

At this time, I would like to welcome everyone to the IDEX Corporation Q2 2012 earnings call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session.

(Operator Instructions)

Mr. Michael Yates, vice president and chief accounting officer, you may begin your conference.

Michael Yates:	Thank you Sarah. Good morning everyone and thank you for joining us for our discussion of the IDEX second quarter 2012 financial highlights.

Last night we issued a press release outlining our company’s financial and operating performance for the 3- and 6-month period ended June 30, 2012. The press release, along with the presentation slides to be used during today’s Webcast, can be accessed on our company’s Website at www.idexcorp.com. Joining me today from IDEX management are Andy Silvernail, our chairman and CEO, and Heath Mitts, vice president and Chief Financial Officer.

The format for our call today is as follows. We will begin with our mid-year assessment and our perspective on the business. Next we will discuss the second-quarter 2012 results, followed by a walk through of our three business segments. Finally, we will wrap up with an outlook for the remainder of 2012 and, following our prepared remarks, we will open the call for your questions.

If you should need to exit the call for any reason, you may access a complete replay beginning approximately 2 hours after the call concludes by dialing the toll-free number 855-859-2056 and entering the conference ID 40917655 or you may simply log onto our company’s homepage for the Webcast replay. As we begin, a brief reminder. This call may contain certain forward-looking statements that are subject to the safe harbor language in today’s press release and in IDEX filings with the Securities and Exchange Commission.

With that, I’ll now turn this call over to our chairman and CEO, Andy Silvernail. Andy?

Andy Silvernail:	Thanks Mike. I am now on slide 5 everyone.

Last night we issued our second quarter results. We outlined Q2 records in orders, sales, and cash flow, and we returned $43 million to shareholders in dividends and share repurchases. However, we missed our earnings expectations and we see the balance of the year as more challenging than we did in Q1.

It is our goal to consistently deliver superior earnings and cash flow growth in both good and difficult times. Our strategy and our operating model are proven, which is reflected in our strong cash flow performance and margin expansion in Q2. Before we get into the details of the quarter, I’m going to talk big picture--the recent global trends, the successes we have had, and some of the specific challenges we have faced in the first half.

As we exited the first quarter, we saw strength throughout the vast majority of our markets. We had a healthy backlog and solid order rates throughout the portfolio. Within a few weeks of delivering our guidance update in April, we saw certain markets deteriorate--order rates, often first in Europe and then in China, which combined to make up about one third of our sales. Our second quarter guidance did not anticipate the magnitude of the deceleration.

In the quarter, we reduced backlog by $28 million. While we plan to burn down blanket orders and ship large scheduled projects, roughly half is attributed to macroeconomic headwinds.

The good news is that North America and most of the emerging markets remain strong. However, we fully expect these challenging macroeconomic conditions to continue through the remainder of the year. It is these external factors that have caused us to take down our full-year guidance accordingly. We will face these challenges head-on.

Before I turn to the segment detail, I want to highlight what differentiates IDEX in times like these. I want to take a moment to talk about our core strengths that have consistently allowed us to deliver strong earnings and cash flow performance, regardless of the external environment. It is our objective to deliver consistent double-digit annual earnings growth through the cycle with strong cash flow while returning capital to shareholders in a disciplined manner.

To deliver on our objectives, we rely on three core strengths. First, we have outstanding defensible businesses. Our strategy is to be the leader in attractive, highly engineered niche markets where we can differentiate. Within IDEX, 80% of our businesses have underlying markets that grow well above global GDP.

It is our goal to consistently deliver 5% to 7% annual organic growth through the business cycle. It is also here that our diversity across markets, products, and geographies is a major strength. We have businesses with over a century of history.

We thrive because we take care of our customers. We do this through terrific product quality and innovation, applications excellence, and best-in-class service. Year end and year out, we are rewarded with loyalty and (shared) gains from customers across our platforms and around the world.

Our second key strength is execution. From product quality and lead times to margin expansion and outstanding cash conversion, we win for our customers and our shareholders through disciplined, tough-minded execution.

Finally, our cash flow dynamics and balance sheet put us in a great position. Over the next 3 years, we have the ability to put in excess of $1 billion to work. It is our intent to allocate capital to maximize total shareholder return.

Acquisitions have been a key part of our capital strategy, and they will remain important. We will be disciplined, our current M&A funnel is solid, we have a focus on small and medium-size businesses that fit our core strategy, and we are well aligned with the existing platforms. We have built our six strategic platforms to be prepared to integrate deals and improve returns.

Just last Friday, we announced the acquisition of Matcon, which will be part of our material process technology platform. Matcon provides IDEX with a more extensive part of processing offering while leveraging our respective channel strengths. We are very pleased to bring this strategically critical company and their tremendous leadership team into IDEX.

In the first half of the year, we deployed approximately $80 million on M&A. We are in various stages of diligence on a number of deals, and we expect to announce additional transactions by year-end.

Along with M&A, we will continue to have an attractive dividend payout, and we will supplement our capital strategy with more consistent and strategic share repurchases. In the first half of 2012 we bought back nearly 1 million IDEX shares. We see the buybacks as extremely effective means to deploy capital at the current levels. And we have nearly $90 million left on our current repurchase plan.

Before turning to the segment details, I want to talk about our Optics & Photonics platform and more specifically, CVI. As we mentioned previously when talking about CVI, the business has exposure to defense, electronics, and life science, and each of these have been softer than anticipated. As a result, we are behind our initial objectives and we have a lower profit profile at CVI as we exit 2012 than we anticipated. Needless to say, CVI has had a dilutive impact on our consolidated financial performance.

Despite the current challenges, we like this space and the profitable growth potential. It is a market with superior long-term growth rates, very good profit and cash flow dynamics, differentiated technology, and a fragmented landscape. This business has very good underlying potential for IDEX.

To get CVI back on track, we are reducing structural costs through manufacturing footprint and complexity reduction. And we are investing in core product development and core customers. These actions will solidify the foundation for growth and will provide outstanding margin contribution on incremental sales.

We’re working through a tough patch in optics but we like this business and the broader market segment. And we have excellent leadership in place to execute the strategy and support future growth.

Now I will turn to the quarterly details. We will walk through what is going well and what needs improvement. I will lay out our revised guidance that we do every quarter, and we will open it up for Q&A. With that let’s turn to the quarterly results.

I am now on page 6 everyone. As I mentioned in my opening, we delivered Q2 records for orders, sales and cash flow. Sales were up 9% in total, up 6% organically. All of our segments delivered organic growth. FX was a significant headwind in the quarter, nearly 3%.

Our second quarter adjusted EPS was $0.67, that is up 8% year-over-year. We incurred approximately $2.6 million of restructuring costs in the quarter as we executed our previously announced actions and prepare for solar growth environment. We felt $0.03 of pressure in the quarter from foreign currency translation and acquisition-related charges.

As we signaled last quarter, further restructuring actions will take place in 2012. But as always we will continue to invest in our global expansion and product development. We are dealing with the realities of today’s environment, while having an eye on accelerating sustainable organic growth.

Turning to margins in the quarter, adjusted operating margin of 18.5% was up 30 basis points from prior year. Productivity and operating leverage on the organic growth drove the increase. It was partially offset by a CVI’s diluted margin impact. You’ll see as we go to through the segment detail, tremendous execution despite the economic uncertainty.

Finally, free cash flow was $71 million, up 54% to the prior year. This is a very good story and I’m proud of the team’s focus on cash conversion and working capital management. It is a testament to the team’s ability to deliver results. Our people know how to get it done and we will deliver strong earnings and cash flow growth even in a low single-digit global GDP environment.

With that, let’s turn to the segment detail. I’ll begin with the segment walk on Fluid & Metering, and I’m on page 7.

For the quarter, orders were down 2% organically. The softness is primarily attributed to slowdown in Europe and China infrastructure spending. Our ag business is experiencing tremendous demand. The second quarter growth was up mid-teens, and the second half will also grow nicely year-over-year. But just remember that this is a pretty seasonal business.

Our NG outlook remains positive. We see strength in North America, the Middle East, Africa, Asia and Russia, slightly offset by softness in Western Europe.

Our chemical industrial businesses are performing well. They are delivering operating profit expansion to productivity and creating differentiation through reduced lead times. The team has also done an excellent job identifying emerging market opportunities to offset the declines in Europe and the slowdown in China.

Finally, in our water platform we’re seeing the news headlines play out. Europe and China are slowing, but I’m cautiously optimistic about the prospects for the US market. We have seen some early signs of improvement.

Across the globe, in water, capital expenses are being replaced with operating expenses as many budgets are tight, the project work has delayed for too long. Overall, FMT sales increased 3% organically for the quarter. Operating margin of 22.1% was up 220 basis points from prior year.

The team’s dedication to OpEx and commercial excellence is paying off. The FMT team did a great job navigating the tough economic uncertainty and delivering outstanding profitability.

I’m on Health & Science on page 8. Orders were up 26% for the quarter, up 7% organically. Sales increased 21%, up 3% on an organic basis.

Shortly after our Q1 earnings call, we completed the acquisition of ERC, a degassing instrumentation manufacturer located in Japan. And I’m pleased to announce the integration of ERC into our scientific fluidic platform and it is well underway. The remainder of the scientific fluidic platform has delivered modest growth in line with our expectations. They continue to perform well relative to their respective end markets through share and content gains, as well as geographic expansion.

Our material process technology platform has seen solid demand for food and pharma processing equipment, particularly in Asia. As I mentioned earlier, we closed on the Matcon acquisition last week.

Precision polymer engineering, our high-performance seals and gasket business, is performing extremely well, particularly as they penetrate further into oil and gas applications. This will provide a broader segment and geographic reach going forward.

Outside of the selected end market challenges in Optics & Photonics, the remaining HST businesses, are generally in line with our expectations, with strength in North America offset by a softer Europe. Operating margin of 16.6% is a 470 basis point decrease compared to the second quarter of 2011, which is primarily due to the dilutive impact from acquisitions. As you’ll recall, this is the same magnitude of impact we experienced in Q1. When excluding acquisitions and acquisition-related charges, operating margin would have increased modestly compared to prior year.

Finally, on Fire Safety and Diversified. I’m on page 9. The segment continues to perform. Orders were up 3% organically. Sales increased 10%, up 15% organically. This was driven by growth across the entire segment with particular strength in dispensing. The North America and UK fire markets appear to have leveled out, and we continue to have success internationally and through product adjacencies in North America.

The rescue business remains strong but we’re keeping an eye on military spend in North America and in China. Our band clamping business, BAND-IT, continues to do a very nice job uncovering growth opportunities and delivering solid mid-single-digit growth by continuing to win in vertical markets such as oil and gas even as they see softness from international markets.

In dispensing, they had an exceptional quarter and they began shipping their large first quarter replenishment order. These shipments will continue into 2013. Outside of last quarter’s large order, we are starting to see some encouraging signs for our North American dispensing market which will be partially offset by a softer Europe.

Operating margin of 23.4% was down 210 basis points from second quarter of last year, but this is attributed to the gain on the sale of property recorded in the second quarter of 2011. Excluding this gain, operating margins were up 50 basis points for the segment due to productivity and prior structural actions.

Mix in the quarter, somewhat high, is a very good story for FSD. All of the individual businesses within the segment delivered margin expansion year-over-year. As we look forward, we expect the margins to continue to expand, particularly when the cost savings related to the fire suppression foot brick consolidation begin in 2013.

All right, turning to page 10. I will take a few minutes to bridge our current year 2012 EPS guidance to our previous guidance. Our prior year guidance of $2.80 to $2.85 did not anticipate the rate of deceleration we experienced in Europe, and to a lesser extent, China, as well as softness experienced in our select optics end markets. As you can see the significant items impacting our second quarter earnings will continue for the remainder of the year.

First is our second quarter miss. The remaining bridging items represent changes to the second half. Given the geographic order patterns experienced in the second quarter, we anticipate a slower growth in the back half, which will result in approximately mid-single-digit organic growth for the entire year. Next, certain end markets, particularly impacting CVI have slowed. This change in our outlook has a $0.04 EPS impact. Finally, foreign currency will affect earnings in the second half by $0.03 compared to prior guidance.

As I mentioned before, ERC was acquired in the second quarter. This transaction will provide a small benefit in the second half of the year. These changes bridge you from our prior guidance of $2.80 to $2.85 to a revised range of $2.65 to $2.70.

I am now on slide 11 and this is our detailed guidance page. We expect Q3 EPS to be in the $0.62 to $0.64 range. Q3 organic revenue growth will be approximately 3%. FX it will have a negative year-over-year impact on Q3 sales of approximately 3%.

For the full year, we now anticipate organic growth will be in mid-single digits and acquired revenue at approximately 4% with a negative FX impact of approximately 2%. This will deliver EPS in the range of $2.65 to $2.70. Adjusted full-year operating margin for the company will be approximately 18.5% and we will continue to flow through profit on organic revenue growth between 30% and 35%.

A few other modeling items. The 2012 tax rate will be about 30%, CapEx about $40 million and we have consistently demonstrated our ability to convert cash well in excess of that income. We’ll continue to repurchase shares as part of our capital deployment in line with the second quarter activity. And again, our earnings projections exclude any future restructuring and any future acquisitions and any related charges.

With that, I would like to open it up to all of your questions.

QUESTION AND ANSWER

Operator	(Operator Instructions) Nathan Jones, Stifel Nicolaus.

Nathan Jones:	Can I just start on the guidance update? It seems fairly heavily skewed towards the fourth quarter rather than the third quarter with 10% or 12% sequential growth in earnings from the third quarter to fourth quarter. Can you talk about what gives you confidence that you’re going to see a rebound in the fourth quarter from the third quarter levels?

Heath Mitts:	Nathan, this is Heath. Part of it is just the seasonality if you look at it on a sequential basis. Q3 is always the lowest quarter during the year and there’s certain businesses that have a natural ramp up, specifically in our rescue tools and in our ag business that see a much softer Q3 ahead of stocking.

Nathan Jones:	Okay. So then I guess, just on CVI, can you talk about what actions you have taken to right-size the cost structure there in front of softer demand? What is planned, what kind of cost savings do think you can get out of it, and those kinds of things?

Andy Silvernail:	This is Andy. First and foremost, we have reduced the overall headcount in the business by a magnitude of plus-20%. So we’ve been pretty aggressive there. We have fully consolidated one facility and partially consolidated a couple of other facilities already in the past year. As we look forward, we have rationalization happening at two major manufacturing facilities as we go forward. And we’re going to continue to invest in product development and around a number of core customers. So, we have been pretty aggressive already. The thing to remember here, this is a very high contribution margin business. As you struggle with top line, it is tough to catch frankly. Let’s be honest about that, but on the upside, it is a business that drives very, very strong incremental profitability.

Nathan Jones:	So in terms of the 20% headcount reduction, can you give us an idea of what the change from 2Q to 3Q specifically would be on the reduced headcount?

Andy Silvernail:	On the total numbers? Not specific in there. This is something that has been ongoing, and it has been part of our execution plan frankly. We have ramped it up as we saw some slippage in the top line from Q1 to Q2. But to get into that level of detail would probably not be constructive.

Nathan Jones:	Is there an opportunity to make the cost structure less fixed and more variable at CVI? Or is there something structurally within that business that just requires a high level of fixed cost?

Andy Silvernail:	There are a handful of actions that you can do in terms of outsourcing some less value-added product and we’re in the process of doing that. But recognize that a lot of that business is involved in the areas of coding. And coders are a fixed cost structure and it is exceptionally inefficient to outsource that in terms of quality and productivity. It is a business that because of that, as you see incremental revenue growth, it really is an outstanding profit generator and cash generator. We are, candidly, we are facing on the downside some of that pain.

Operator	Matt Summerville, KeyBanc.

Joe Radigan:	Good morning this is actually Joe Radigan on for Matt. Can you give a little more granularity on the 6% organic growth rate in the quarter? What was the growth rate in the US— geographically US, Europe, China and the other emerging markets?

Andy Silvernail:	So the US was very strong, Joe. And across the board, basically in every business that we have, the US continued to be strong. Certainly the underlying markets were strong and we had some great success in terms of overall product introductions and taking share. As you look across the international landscape, it really kind of flipped on its head compared to what has happened in the last 3 or 4 years, where the last 3 or 4 years international growth was above the US and now the US growth is considerably above the rest of the international landscape. Very specifically as you parse that out, what you will see is you will see China continues to grow, although we did see a meaningful slowdown, and Europe contracted. Europe I think is a tough story kind of across the spectrum, and we expect it to continue that way and we are operating with the expectation. And while the second quarter was tough from a China perspective we expect that to have some rebound as we go forward.

Joe Radigan:	Okay. And then how much of the restructuring in CVI is in Europe? Have you run into difficulties there with workers’ councils or other issues that have impeded your progress in getting that? Or is it mostly just slower top line?

Andy Silvernail:	We are relatively fortunate based on where things are located in Europe that we have more flexibility. We don’t have a lot of our cost structure in Europe in the most difficult places to do business. We have them in places that are little bit easier so we have some flexibility. So we are able to get after that. At the same time, kind of regardless of where you are in Europe, it is slower than if you are in the US.

Joe Radigan:	And then maybe the last question. Book to bill in HST has been below 1 for a while now. So you think you can get positive organic growth there in the second half?

Andy Silvernail:	I think you have kind of got to parse it. I am going to separate CVI for a second and talk about the other pieces. Our expectation is that we will start to see improving overall book to bill across those businesses. From a CVI perspective, we are being cautious. We’re looking at it from the perspective of our— the need to take down that fixed cost structure and not count on a major rebound. But minus that piece of the business, I think we’re going to start to see some improving comps going forward. Although I don’t think is going to be dramatic, Joe. Don’t get me wrong. I don’t think we see a major rebound in the second half.

Operator	Mike Halloran with Robert W. Baird.

Mike Halloran:	So when we look at those HST margins and specifically some of the restructuring activity and things like that you’re pushing through here, it feels like the guidance is assuming relatively comparable plus or minus HST margins as you move into the third quarter. But are you guys expecting to get some sort of improvement in that piece? In other words mitigate some of the headwinds that you have on the CVI as you move to the fourth quarter? And maybe you could talk through what a realistic run rate can look like once you get some of these restructuring things pushed through at the current volumes level there?

Heath Mitts:	Mike, this is Heath. With the restructuring actions that are in play right now and the things that we have already announced internally and so forth, I would expect that we would exit the year somewhere in the mid-18s for the segment. That is down probably 50 basis points from what I would have said 90 days ago, and just given some of the top line pressures that we are not expecting, we’re planning for no major recovery in the market. So with the restructuring actions—. Quite honestly there were some one-time charges in the Q2 numbers associated with some step up costs and so forth with the ERC and the PPC acquisitions that go away—that I would expect it to be in the mid-18s as we exit the year.

Mike Halloran:	That’s very helpful. And then on the United States side, you guys talked about very strong Q2 trends. Any signs of slowing anywhere? I know you guys mentioned that the muni side seems to be picking up a little bit— or at least signs that it is picking up. Any other areas where you are seeing any sort of different change in the environment? Any sort of inflection point to one way or another?

Heath Mitts:	The answer to that is no, but I will say that while we are happy with the growth that we are seeing, Mike, in the US, I think we’re all cautious. I think we should be cautious. We’re looking very, very closely at daily book and turn business. And what will not happen is we will not be caught with our pants down, so the speak, if we see a slowing. So right now it is pretty consistent. At the same time, that kind of major catalyst for growth that may come from our government getting out of its own way, we don’t expect to see that. There have been some very, very recent positive signs on the housing front which would certainly help a number of our businesses. But at the same time, we really feel like we have got to control our own destiny here. And we have got to work within what we think is going to be a more muted environment and make sure that we can deliver very strong earnings and very strong cash flow regardless of that.

Mike Halloran:	And then last one for me. When you think about the commentary from some of your larger life sciences- oriented customer base, what kind of things are they saying from an environment standpoint, from an outlook standpoint? And have they grown any more positive or any more negative in the most recent quarter?

Heath Mitts:	As always, we won’t talk about any specifics. We never do that with any specific customers. But what I would say is that what we saw in the outlook that we had 90 days ago is pretty consistent. You see bits and pieces that are getting better. But also realize that you are coming off some weaker comps here in the back half of last year. I really do believe that we are going to have to get into the end of this year, first of next year with some of the— frankly the political decisions and the political pressures, specifically the fiscal cliff, to get some resolution and to get comfort in larger swaths of that market.

Operator	Allison Poliniak, Wells Fargo.

Allison Poliniak:	On the FMT side, could you remind us again what percent of revenue in that segment is Europe and China focused?

Heath Mitts:	Yes it is about one third for FMT, about one third across the business. It is pretty consistent plus or minus a few points Allison.

Allison Poliniak:	And then FMT, can you discuss the order trends in the quarter? Where they pretty stable? Did we notice any, I guess, big deceleration as we move through the quarter? Can you just talk about that a little bit?

Heath Mitts:	No, it was pretty— what I will say is it was pretty level after— it was a few weeks into the quarter that kind of across the board we saw some of the softness. Obviously we had our earnings release I think in the second or third week and we saw it pretty soon thereafter. And that was pretty consistent, with really Europe being the big culprit and China decelerating. And then if you look across the businesses, as we mentioned, most of the businesses are still holding up pretty well, especially with US exposure. Water globally is struggling, I think more than expected. And the US has a few little signs that are encouraging, although I would not blow that out of proportion.

Allison Poliniak:	And then just a last question. You’re focused on the acquisition environments in really small, medium businesses. Can you talk about the environment in terms of— or how some of these smaller, medium-size businesses become more favorable, wanting to come to the table? Any thoughts there?

Heath Mitts:	Yes I really do think it is a bifurcated market right now. And we have seen it for quite some time. And what I mean by that is, the small to medium-sized stuff that is— I will call it that really fits really closely to the existing platforms, almost tuck in type acquisitions. Those things are more prominent I think in the marketplace generally. But also, recognize that most of the stuff that we are talking about, we have been cultivating for a very, very long time. And they have had to live through a couple of pretty tough cycles going back to 2007. So that is more favorable. The larger deal side I still think it is less favorable, basically because of pricing. And there just aren’t a lot of things out there that are kind of core to us, that are big, that I think are going to have any kind of favorable pricing.

Operator	Scott Graham, Jefferies.

Scott Graham:	On the cost cutting, really two questions. The first one being the cost cutting. You have heard me ask this question a couple of times now, Andy, with the company a little bit bigger. Are we moving into a period where it is appropriate to look at cost cutting maybe with— at a little higher level? Forever has been $20 million to $25 million. You seem to be much more aggressive on the cost side than your predecessor. And I’m just wondering if that is a number that we could maybe think about is a new target, maybe in the $30 million range or whatever number it is that you are thinking of, if it is higher?

Andy Silvernail:	I think the $20 million to $25 million is a pretty good number. The reason I say that, Scott, is that a lot of the benefits— I’ll call them the easy benefits, right, were a little bit smaller. We plucked a lot of that low hanging fruit, so to speak. So I think that $20 million to $25 million is still a pretty good number from that perspective. I will say however, that overall, driving net productivity—and I mean productivity more than just manufacturing—so productivity throughout the entire value stream as you look at fixed costs including SG&A, as you look at fixed costs in the non-direct labor, non-material, we can take a sharper eye to that. And that has been a big piece of our focus here in the last year, is recognizing that although we are a very profitable company and we have great defensibility in our businesses, we need to be very tough-minded about overall execution and our ability to drive net productivity year-over-year.

Heath Mitts:	Scott this is Heath. Just to clarify, when we have talked about the $20 million to $25 million in the past, which is a number that still resonates, that excludes a lot of the major restructuring programs that we are talking about in conjunction with the CVI integration and in conjunction with some of the things that we are doing in the fire suppression front in terms of collapsing a couple of facilities into one and some selective pieces otherwise. That $20 million or $25 million really represents the sourcing savings and then what we determine internally to be the OpEx savings side of things. So I don’t want to— if you added up the restructuring piece with what I would call kind of the ongoing sourcing in OpEx savings, it would be a larger number.

Scott Graham:	The second question relates to the acquisitions that— there was a comment I think you made, Andy, about that your focus is on the small, midsize acquisitions. And then I think shortly after that you talked about how the company is ready to deploy $1 billion of the next 3 years. Can you kind of maybe connect those dots for me? Because small to midsize is not going to get us to $1 billion.

Andy Silvernail:	(laughter) Sure. That is a fair statement. I think the first thing, Scott, is that statement was directed at—we are going to be balanced in our overall capital deployment. Right? We’re going to deploy capital to drive total shareholder return. Acquisitions are clearly the first thing that comes into that strategy and are going to be very important. I think you are right. We are not going to deploy $1 billion in $20 million acquisitions. That is absolutely not going to happen. But as you think about what I consider small to midsize, I am calling $20 million to $100 million, maybe $125 million plus or minus, and that’s what I would include in that basket. And so, I think what is very important here is that we have a great balance sheet. We have plenty of available capital. We have terrific cash flow. The platform strategy and the organization that we put in place allows us to do more acquisitions with less risk, because we’re able to be balanced across the platform. So you saw that with ERC going to scientific fluidics and then Matcon going into material process technology. So I do think we increased our overall financial capacity. We increased our organizational capacity. And we’re going to deploy capital to drive overall shareholder returns.

Operator	Charley Brady with BMO capital markets.

Charley Brady:	Just on the commentary about the water market, the water, wastewater market, I guess my perception had been from you guys that international had actually been doing, particularly out of the UK, been doing a lot better than North America. It seems that has obviously slipped (here) right now. Can you give us a little more granularity on really where you’re seeing— or what gives you optimism that the US market is actually doing a little bit better than maybe you thought it was 3 to 6 months ago?

Andy Silvernail:	A couple of things. The quote activity has picked up meaningfully. I was actually just doing operating reviews last week with a number of our water businesses around the country. And we are seeing the quote activity improve. I am not going to say that the order activity is substantially improving, but the quote activity is improving. And if you look at our water service business, ADS, a couple of interesting trends there. Number one, the quote activity has meaningfully improved. Their order book has gotten better, especially when you’re looking at things with long-term points of view. Meaning, what you are seeing happening is you are seeing what was historically capital projects turning into operating expenses. Which means that I think what we are seeing is municipalities still don’t have the big money to go out and raise a lot of cash through muni bonds, but at the same time they have to implement some of the structural changes to their systems. So they are re-diverting some cash from capital to operating so they can get those things done.

We are seeing a meaningful change in the timeframe of some of these projects. Some of the quotes that are coming through and some of the dollars that are being quoted are— they are definitely different than we saw 3, 6, 9 months ago. But I’m being very cautious. We have said this before and I will say it again— this is driven by tax receipts. And so there are some pieces of news that we are seeing about improvements around the housing front which really drive the tax receipts at the muni level. But let’s just say I am cautiously optimistic. I don’t want to get too far up front of this.

Charley Brady:	And just on the European market, particularly with Germany, which is your largest international market there. A lot of that gets re-exported out of Germany. Can you just speak to market specifically? Is Germany still holding up? Because historically it was holding up maybe a little bit better than the rest of Europe. But is that still the case or is that kind of turned down relative to what was 90 days go?

Andy Silvernail:	So just to put in perspective, Europe as a total— how we are ringing the cash register in Europe is about 26% of our overall business. A lot of that ends up in non-European markets. So it is not all directly in Europe. About 10 points is Germany with the same characteristics that I just mentioned. Probably more so from an export basis. I was over in Europe just a month or so ago for the (Yakima) show which is kind of our biggest show on the FMT side and actually HST to some degree also in Europe. You continue to see real dichotomy. The folks who are European— excuse me, the folks who are German and sell predominantly in German or are exporting outside of continental Europe are still pretty happy. And the folks who are anything but that are struggling. That is the way I characterize it. That being said, Germany is slower than we saw in the first quarter. And we expect that to be the case as we look forward.

Operator	Mike Riley, Janney Capital Markets.

Mike Riley:	I was just wondering on the chemical business, I wanted to dig in a little bit to that strength that you are seeing. Is any of that from increasing investment, do you think, because the price of natural gas is where it is? Or is it all just other benefits?

Andy Silvernail:	Not yet, Mike. We have gotten that question a lot. The infrastructure spending around the price of natural gas in — and I think the major US infrastructure build out and then eventually I think the global build out. Because, remember, what has been found in the US from a shale perspective, there are equal or much larger repositories other places of the world. So the phenomenon that we have started to see in the US is going to scale very aggressively internationally around that. So that being said, the infrastructure will build out around that is very, very long cycle. It takes a long time. It is very political. And you have seen just with the Keystone pipeline, and that is a lay-up, and it has taken I don’t know how many years. So we have not seen that yet, Mike. But we expect to see that over time.

Mike Riley:	So where is the real strength coming from in the chemical side of it right now?

Andy Silvernail:	The US piece has stayed strong. Although China is weaker, the rest of the emerging markets is very, very good. The Middle East is very good. So that is where we are seeing it. So the weakness is in Western Europe and a slowdown in China. The rest of the world is pretty solid.

Mike Riley:	I was wondering on the CVI, is it possible to give us a pro forma sales decline that the company had in the quarter?

Andy Silvernail:	We don’t actually break out that level of detail. This is not something we have historically done that would be a bad precedent to set. At the same time, we did see slowdown from Q1 to Q2. It wasn’t massive but it was a slowdown. And we are kind of expecting similar type performances as we look at Q3 with some modest seasonal improvement as we look at Q4.

Mike Riley:	And then the last question I had was just on the M&A pipeline. Is it still skewed more towards HST, even after these three deals this year? Or might there be a shift towards FMT?

Andy Silvernail:	There is actually more in the FMT pipeline right now. Not meaningfully, but there is more and there’s more further down that FMT pipeline now. But over time—I have said this before and we will really keep to this unless something strategically really changes—we like the balance. We like the balance an awful lot and as we work the pipeline and cultivate it, we’re going to try to keep that balance.

Operator	Jim Giannakouros, Oppenheimer.

Jim Giannakouros:	Tacking onto that last question, as far as your acquisition pipeline, is there a geographic concentration worth noting?

Andy Silvernail:	Not really. I would say if there’s anything to really note, it is just kind of frankly funny to see the private equity stuff that is coming out really aggressively, or at least did in the last couple of months, which you always got to be little bit cautious about that. Things with more European content, I think some people tried to rush out the door and those things don’t happen short cycle. So we are seeing— we are still seeing some pretty good overall balance. Obviously anything with a lot of European content we’re looking at really critically, right, just because of what is going on in the world right now. At the same time, I think it is important to say, Jim, that if you went back and you looked at 2007, 2008, 2009, there are a number of European properties that got transacted on, very attractive properties that some people shied away from and right now, have turned into huge winners. So we have got to be critical about it. But at the same time, we shouldn’t walk away just because something has European content.

Jim Giannakouros:	And are you seeing material cost benefiting your gross margins? How should we be thinking about gross margin trend in the second half? Is that a point of support to your EPS expectations for the year?

Heath Mitts:	Minimally. This is Heath. It is a little bit of help where we have surcharges that are indexed-based. But you have got to remember that those good calculated periodically, generally quarterly or so, then they have to roll through inventory in terms of before you see it in the PNL. So I think to the extent the trend continues, we will see more meaningful in terms of our EPS and so forth in 2013 than we probably see in the back half of the year. It is certainly trending in our favor, which we like. But I would not want to call it out as a major tail wind.

Jim Giannakouros:	And just go back to HST margins down 470 bps, can you get a little granular as far as breaking down the moving parts there? How much was attributable to the CVI amortization or incremental costs relative to ERC and precision photonics, mix issues and the partially offsetting benefits from the belt-tightening?

Andy Silvernail:	Jim, I’m going to hold to— obviously we have the data, but just as a precedent, I’m going to hold what we put into the earnings release. Which is if you exclude the impact of margins, operating— I’m sorry, if you exclude the impact of acquisitions, the operating margins would have been up about 40 basis points versus down 470. I would tell you that the lion’s share of that is the optics piece of things, the CVI piece. And within that obviously, a chunk of that is driven by intangible amortization within that piece. But then you also had some step-up costs and the other things related to ERC that were included in there. These are normal course of business. We did not adjust for the numbers in that.

Jim Giannakouros:	Thanks and last question, the organic sales growth in FSD, 15%. Can you get a little granular there as to how much was driven by the dispensing order and how much by shrink in rescue tools or other measurable drivers there?

Andy Silvernail:	I would say, obviously dispensing had a piece of it because it is coming off of a difficult comp period from the prior year and rescue tools also performed well. But even within that fire suppression, the fire piece was mid-single-digit growth, and BAND-IT did well. So it was not all one piece of it.

Heath Mitts:	And the teams across that segment, they delivered organic growth, organic order improvement, and expansion of margins at every single business, right? The mix throws it off a little bit, but the team there, we’re very, very proud of the work that they have done. They took a lot of tough medicine last year. If you recall back this time last year we were talking about some of that medicine and it has paid off.

Operator	Nathan Jones, Stifel Nicolaus.

Nathan Jones:	Just following on to Mike’s question on CVI, it sounded to me like you said CVI was down in the second quarter but should be flat in the third quarter and up in the fourth quarter. With the other businesses still doing better than CVI, is it fair to assume that you are looking for sequential revenue growth in HST from 2Q to 3Q and then again in 4Q?

Heath Mitts:	I think Andy’s comments were related to sequential, not so much year-over-year.

Andy Silvernail:	Right.

Nathan Jones:	I am looking at sequential. I am looking at sequential, so going from $170.6 million, 3Q should be higher than that and 4Q should be higher than 3Q.

Andy Silvernail:	So, but generally you are looking at essentially flat revenue, Q2, 3Q. You have got a couple of pieces in there, right? You have got the CVI piece which is kind of plus or minus Q2, 3Q and then to balance across the overall business, in terms of mix in seasonality. But generally, you’re looking at essentially flat revenue Q2, 3Q.

Nathan Jones:	Okay. I don’t know whether you’re going to want to answer this, but I’m just trying to think about the impact on margins from step-up charges relating to acquisitions. Is it possible to quantify that goes away in 3Q?

Andy Silvernail:	Within the segment, it is about $1 million.

Nathan Jones:	Okay.

Andy Silvernail:	I mean, there is always moving parts.

Heath Mitts:	But you have also got Matcon coming in.

Andy Silvernail:	You have got Matcon coming in. They will have a little bit of a step up related to Matcon in the third quarter. And we had some inventory charges in this segment in the quarter as well. So there are always moving parts in any given quarter. But there was enough that we have some confidence in our improving margin condition there regardless of any top-line support.

Operator	Walt Liptak of Barrington Research.

Walt Liptak :	I wanted to ask about the organic growth assumption being better than the guidance, especially for the FMT business. You had 3% organic growth in the quarter. What are you looking for in the second half?

Andy Silvernail:	I think the second half looks a lot like the second quarter for that segment.

Walt Liptak :	And what about Europe? I don’t know, I got on the call late. Did you break out what organic was like in Europe?

Andy Silvernail:	No, what we said was that the US piece grew very nicely and the international piece was much slower. It was not negative growth international, but it was much, much slower.

Heath Mitts:	And Europe on the tail end of that. And this is more of a company wide comment, Walt, but that would apply for FMT specifically as well.

Walt Liptak :	And in the second half, what are you thinking about for Europe and specifically FMT?

Heath Mitts:	Well, very similar. We are not expecting any recovery out of Europe in our guidance.

Walt Liptak :	Okay. Is it— Okay, I’ll leave it at that. And let me take a chance and ask this one. Recently have been a number of acquisitions that get rolled into HST division. I understand that the mixes in the pipeline is shifting little bit. But how would you characterize the timing of the deals and your appetite for more of these health and science acquisitions, given the way the organic revenue growth has been trending?

Andy Silvernail:	Yes, I think you have got to kind of split that, in that as you look at Optics & Photonics, we are not going to put more work on that team until we are comfortable that we are where we want to be on CVI. And so from that perspective, we have throttled that back or will throttle that back. The only way we would do one is if it is something that is very strategically important to us. We’re there and we would probably set that to the side for a short period of time. On the other side of it, Walt, as you look at the pipeline, there is a good pipeline within the other parts of the platform. If I look at sealing, as I look at material process technology and to some degree scientific fluidics, that I think are attractive and we will continue to work. And I don’t think we should shy away from the those.

Walt Liptak :	And the organic growth? I think you referred to a comment thing that government spending needs to come back or you were referring to something. I wanted to get a better— more clarity on what you think needs to happen for the organic growth to turn a little bit more positive?

Andy Silvernail:	Well, we have really had a slow organic growth environment here now for about a year when I look at very specifically the analytical instrument in the life science market. That is not the case as you look at about 50% of the rest of that portfolio. That still has very good growth potential. And frankly, when you think of this from a strategic perspective, those markets— we believe very strongly that those markets are going to outperform global GDP. And so, while we may not buy an acquisition— may not make an acquisition because it is going to have 10% organic growth next year, we certainly will continue to do acquisitions in HST because we believe the segment that we play in— we believe very strongly that the segments we play in have superior growth capabilities.

Operator	(Operator Instructions) At this time there are no further questions.

Andy Silvernail:	All right. I thank you all very much for joining us today. We appreciate the interest that you have in the business, the ongoing interest you have the business. We fully understand the challenges that are in the marketplace today. At the same time, we have got a set of very, very strong businesses that are executing and have the ability to drive very consistent high performance. And we are very focused on execution. So we are going to work with the realities of the environment in front of us and our job is to really drive superior returns. So again, thanks for your time and we appreciated it and we’ll talk to you guys all soon. Take care.

Operator	This concludes today’s conference call.

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